SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant   [  ]

Check the appropriate box:

      Preliminary Proxy Statement                Confidential, for Use of the
[X]   Definitive Proxy Statement                 Commission Only (as permitted
[  ]  Definitive Additional Materials            by Rule 14a-6(e)(2))      [  ]
[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             SOUTHWEST BANCORP, INC.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): [X] No fee required.

        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1.       Title of each class of securities to which transaction applies:

                 --------------------------------------------------------------

        2.       Aggregate number of securities to which transaction applies:

                 --------------------------------------------------------------

        3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 --------------------------------------------------------------

        4.       Proposed maximum aggregate value of transaction:

                 --------------------------------------------------------------

        5.       Total Fee Paid:

                 --------------------------------------------------------------

[   ]  Fee paid previously with preliminary materials:

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1.       Amount Previously Paid:


       2.       Form, Schedule or Registration Statement No.:


       3        Filing Party:


       4.       Date Filed:

                             SOUTHWEST BANCORP, INC.
                                 [Logo Omitted]





                                 March 15, 2002


Dear Fellow Shareholder:

         We invite you to attend our 2002 Annual Meeting of Shareholders to be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma on Thursday, April 25, 2002 at 11:00 a.m., Central Time.

         At our Annual Meeting, we will discuss highlights of the past year and the first quarter of 2002. The 2001 results are presented in detail in the enclosed Annual Report.

         The Annual Meeting has been called for the election of directors and to consider any other matters as may properly come before the Annual Meeting or any adjournments. Directors and officers of Southwest, as well as representatives of Ernst & Young LLP, Southwest's independent auditors, will be present to respond to any questions the shareholders may have.

         YOUR VOTE IS IMPORTANT TO SOUTHWEST. Please complete the proxy card and return it in the enclosed, postage-paid envelope.

         Thank you for investing in Southwest.

         You also are invited to a reception and dinner on the evening of Wednesday, April 24, 2002, at 6:30 p.m. in Stillwater, Oklahoma. If you plan to attend this reception and dinner please fill out the enclosed card and return it to us by April 18, 2002, so we may make the proper arrangements.

                                   Sincerely,

                                   /s/ Rick Green

                             SOUTHWEST BANCORP, INC.
                              608 SOUTH MAIN STREET
                           STILLWATER, OKLAHOMA 74074
                                 (405) 372-2230

                            NOTICE OF ANNUAL MEETING
                                 APRIL 25, 2002

         The Annual Meeting of Shareholders of Southwest Bancorp, Inc. ("Southwest"), will be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma at 11:00 a.m., Central Time, on Thursday, April 25, 2002.

         The Annual Meeting is for the purpose of considering and acting upon:
         1.       The election of four directors of Southwest; and
         2. The transaction of such other matters as may properly come before the Annual Meeting or any adjournments thereof.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE PERSONS NOMINATED FOR ELECTION. The Board is not aware of any other business to come before the Annual Meeting.

         Only shareholders of record at the close of business on March 8, 2002, will be entitled to vote at the Annual Meeting and any adjournments or postponements. A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed. Whether or not you attend the meeting in person, it is important that your Southwest shares be represented and voted. Please vote by completing, signing and dating your proxy card, and returning it as soon as possible in the enclosed, postage-paid envelope. You may change your proxy later or vote in person at the meeting, if you wish.

         A complete list of shareholders entitled to vote at the Annual Meeting will be open for examination by any shareholder for any purpose germane to the Annual Meeting during ordinary business hours at Southwest's main office during the ten days prior to the Annual Meeting.

         The proxy statement, voting instruction card, and Southwest's 2001 Annual Report are being distributed on or about March 15, 2002.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             /s/ Kerby E. Crowell
                                             KERBY E. CROWELL
Stillwater, Oklahoma                         SECRETARY
March 15, 2002

                          P R O X Y   S T A T E M E N T

                       Q U E S T I O N S  AND  A N S W E R S


Q:       WHAT AM I VOTING ON?
A: You are voting on the re-election of the following four directors, each for a three-year term: J. Berry Harrison, Erd M. Johnson, Betty B. Kerns, and Russell W. Teubner. (See page 2.)
--------------------------------------------------------------------------------

Q:       WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
A: Shareholders of Southwest's common stock as of the close of business on March 8, 2002 (the Record Date) are entitled to vote at the meeting.

--------------------------------------------------------------------------------

Q:       HOW DO I VOTE?
A: You may vote by completing, signing, and dating the proxy card, and returning it in the enclosed, postage-paid envelope. If you return your signed proxy card but do not indicate your voting preference, your card will be voted in favor of the re-election of all four directors. You have the right to revoke your proxy any time before the Annual Meeting, and shareholders who attend the meeting may withdraw their proxies and vote in person if they wish.

--------------------------------------------------------------------------------

Q:       IS MY VOTE CONFIDENTIAL?
A: Yes, only the inspectors of election and a limited number of employees and transfer agent personnel associated with processing the votes will know how you cast your vote.

--------------------------------------------------------------------------------

Q:       WHO WILL COUNT THE VOTES?
A: Computershare Investor Services, LLC, Southwest's transfer agent, will tabulate the votes.

--------------------------------------------------------------------------------

Q:       WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE PROXY CARD?
A: If you receive more than one proxy card, it indicates that you own shares in more than one account, or your shares are registered in various names. You should vote all proxy cards you receive by completing, signing, dating, and returning each proxy card in the enclosed, postage-paid envelope.

--------------------------------------------------------------------------------

Q:       WHAT CONSTITUTES A QUORUM AT THE ANNUAL MEETING?
A: On the Record Date, there were 5,685,273 shares of Southwest common stock issued and outstanding. Each share is entitled to one vote on all matters voted on at the Annual Meeting. A majority of the outstanding shares, present or represented by proxy, will be a quorum for the Annual Meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and shares held for you by your broker or nominee (broker shares) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter are not included in the quorum and are not included in determining the number of votes cast in the election of directors.

--------------------------------------------------------------------------------

Q:       WHO MAY ATTEND THE ANNUAL MEETING?
A: All shareholders as of the Record Date may attend, although seating is limited.

--------------------------------------------------------------------------------

Q: WHAT PERCENTAGE OF SOUTHWEST STOCK DID DIRECTORS AND EXECUTIVE OFFICERS OF SOUTHWEST OWN ON THE RECORD DATE?
A: Together, they owned approximately 10% of Southwest issued and outstanding common stock.

--------------------------------------------------------------------------------

Q:       WHO PAYS FOR THIS PROXY SOLICITATION AND HOW WILL SOLICITATION OCCUR?
A: Southwest's Board of Directors is soliciting this proxy, and Southwest will pay the cost of the solicitation. In addition to the use of the mail, employees of Southwest may solicit proxies personally or by telephone, fax, or electronic mail, without additional compensation. Banks, brokerage houses and other nominees and fiduciaries are requested to forward the proxy material to beneficial owners of Southwest stock and to obtain authorization to execute proxies on behalf of the beneficial owners. Upon request, Southwest will reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.

--------------------------------------------------------------------------------

                       PROPOSAL I -- ELECTION OF DIRECTORS

         Your Board of Directors is currently composed of twelve members. All of Southwest's directors also serve as directors of the Stillwater National Bank and Trust Company, Southwest's banking subsidiary. Directors of Southwest are divided into three classes and are elected for terms of three years and until their successors are elected and qualified. At the Annual Meeting, four directors will be elected for terms expiring at the 2005 Annual Meeting.

         The Board of Directors has nominated for re-election, J. Berry Harrison, Erd M. Johnson, Betty B. Kerns, and Russell W. Teubner, all of whom are currently directors, each to serve for a term of three years and until his or her successor is elected and qualified. Each nominee must be elected by a plurality of shares voted in this election. The individuals named as proxies on your proxy card will vote for the election of each nominee unless you withhold authorization.

         Each shareholder voting in the election of directors is entitled to cumulate his or her votes by multiplying the number of shares of common stock owned of record by the shareholder on the Record Date by the number of directors to be elected. Each shareholder is then entitled to cast his or her total cumulated votes for one nominee or distribute his or her votes among any number of the nominees being voted on at the Annual Meeting. Shareholders may not cumulate their votes on the form of proxy solicited by the Board of Directors. In order to cumulate votes, shareholders must attend the meeting and vote in person or make arrangements with their own proxies. UNLESS OTHERWISE SPECIFIED IN THE PROXY, HOWEVER, THE RIGHT IS RESERVED, IN THE SOLE DISCRETION OF THE BOARD OF DIRECTORS, TO VOTE CUMULATIVELY, AND TO DISTRIBUTE VOTES AMONG SOME OR ALL OF THE NOMINEES OF THE BOARD OF DIRECTORS IN A MANNER OTHER THAN EQUALLY SO AS TO ELECT AS DIRECTORS THE MAXIMUM POSSIBLE NUMBER OF SUCH NOMINEES.

         Each nominee has agreed to serve a three-year term, if elected. If any nominee is unable to stand for re-election at this Annual Meeting, the Board may reduce its size or nominate an alternate candidate, and the proxies will be voted for the alternate candidate.

         YOUR BOARD RECOMMENDS A VOTE FOR THESE DIRECTORS.

                                DIRECTOR NOMINEES


J. BERRY HARRISON                                            DIRECTOR SINCE 1991

         Mr. Harrison, age 63, is an Oklahoma State Senator, and has been a rancher and farmer in Fairfax, Oklahoma since 1962. Mr. Harrison serves as Conservation District Director of Osage County, President of the Oklahoma Association of Conservation Districts, and is a member of many other civic groups in his Senate District. James E. Berry II, Betty B. Kerns, and Robert B. Rodgers are his cousins.

ERD M. JOHNSON                                              DIRECTOR SINCE 1988

         Mr. Johnson, age 72, is Operating Partner of Johnson Oil Partnership, Midland, Texas. Mr. Johnson is a retired Petroleum Engineer and was Operating Partner of Johnson Ranch, Fairfax, Oklahoma before its liquidation in 1997. Mr. Johnson served from 1984-87 as a director of Beefmaster Breeders Universal, and from 1987-89 as its Treasurer. Mr. Johnson is a former Trustee and Treasurer of Trinity School of Midland, Texas and a former director and president of The Racquet Club, Midland, Texas.

BETTY B. KERNS                                              DIRECTOR SINCE 2000

         Ms. Kerns, age 57, was elected a director by the Board of Directors of Southwest and Stillwater National in December 1999 and began service in January 2000. She is the owner of Betty Kerns & Associates, governmental affairs consultants. Her firm has represented many governmental, corporate, charitable, trade association, and other clients. Ms. Kerns previously was involved in politics and the Oklahoma state government as a campaign organizer and Senate staff member. She has served on the Board of Directors of the Payne County Sheltered

Workshop, Payne County CASA Association, the Professional Responsibility Commission of the Oklahoma Bar Association (Vice Chairman), and an officer of state and local political party organizations. James E. Berry II, J. Berry Harrison, and Robert B. Rodgers are her cousins.

RUSSELL W. TEUBNER                                          DIRECTOR SINCE 2000

         Mr. Teubner, age 45, was elected a director by the Board of Directors of Southwest and Stillwater National in December 1999 and began service in January 2000. He is a board member of Esker S.A., a global enterprise connectivity software vendor. His association with Esker began in June 1998, when he announced the merger of Teubner & Associates, Inc. with Esker. Mr. Teubner was founder and CEO of Teubner & Associates. The Stillwater Chamber of Commerce honored him as Citizen of the Year in 1992, Small Business Person of the Year in 1991-92, and Small Business Exporter of the Year in 1992-93. In 1993, he received the Outstanding Young Oklahoman award given annually by the Oklahoma Jaycees. In 1997, Oklahoma State University named Mr. Teubner as a recipient of their Distinguished Alumni Award. During 1996 and 1997 he served on the Citizen's Commission on the Future of Oklahoma Higher Education. Currently, he serves on the board of Customersoft and TMSSequoia, software companies, as well as the OSU Education and Research Foundation, the Oklahoma Technology Development Corporation, the Stillwater Center for Business Development, and the Global Commerce Network, a non-profit organization devoted to helping business leaders extend their influence into the social sector. Mr. Teubner is also a director of the Oklahoma City branch of the Federal Reserve Bank of Kansas City.

                         DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING IN 2003

JAMES E. BERRY II                                            DIRECTOR SINCE 1998

         Mr. Berry, age 56, has served as a director of Southwest and Stillwater National since being appointed to the Board of Directors in June 1998. Since 1988, Mr. Berry has been the owner of Shading Concepts, which manufactures and sells solarium draperies. From 1973 to 1988, Mr. Berry was a stockbroker in Oklahoma City with a major Wall Street firm. J. Berry Harrison, Betty B. Kerns, and Robert B. Rodgers are his cousins.

JOE BERRY CANNON                                             DIRECTOR SINCE 1981

         Mr. Cannon, age 65, has been a director of Southwest since its inception in 1981 and a director of Stillwater National since 1961. He is a Professor of Management at Oral Roberts University School of Business in Tulsa, Oklahoma. Mr. Cannon served as Chairman, President, Chief Executive Officer and Senior Trust Officer of First National Bank and Trust Co. in Blackwell, Oklahoma from 1968-1991. He has been a member of the Kiwanis Club, a member of the First United Methodist Church Board of Directors, and a member of the American and Oklahoma Bar Associations.

ROBERT B. RODGERS                                           DIRECTOR SINCE 1996

         Mr. Rodgers, age 48, has been a director of Southwest and Stillwater National since February 1996, and Chairman of the Board since December 31, 1999. He previously served as Vice Chairman of the Board, beginning in May 1999. Mr. Rodgers is president of Bob Rodgers Motor Company in Pauls Valley, Oklahoma, and is owner of Rapid Roberts Enterprises. He is director and former President and Chairman of the Board of Directors of CDI II, a credit life insurance company headquartered in Oklahoma City, Oklahoma. Mr. Rodgers also serves on the Board of Directors and is Regional Vice President of the Oklahoma Auto Dealers Association. James E. Berry II, J. Berry Harrison and Betty B. Kerns are his cousins.

                              TERM EXPIRING IN 2004

THOMAS D. BERRY                                              DIRECTOR SINCE 1981

         Mr. Berry, age 58, has been a director of Southwest since its inception in 1981 and has been a director of Stillwater National since 1978. He is involved in oil and gas exploration in North Central Oklahoma, and is an Auctioneer and Real Estate Broker in Stillwater, Oklahoma.

RICK GREEN                                                   DIRECTOR SINCE 1998

         Mr. Green, age 54, was appointed the Chief Executive Officer of Southwest and Stillwater National effective January 1, 1999. Mr. Green previously served as Chief Operating Officer, President of the Central Oklahoma division of Stillwater National, and Executive Vice President of Stillwater National. He is a member of the Oklahoma City and Edmond Chambers of Commerce and has served as Chair/Ambassador of the Stillwater Chamber of Commerce, on the Oklahoma State University Alumni Association Homecoming and Honor Students Committees, as Chairman of Payne County Youth Services, as Co-Chairman of the United Way of Stillwater Fund Drive and as a member of the Advisory Board of the Oklahoma State University Technical Institute. He is a member of the Commercial Real Estate Association of Oklahoma City, the Oklahoma and Oklahoma City Homebuilders Associations, and past member of the Stillwater Medical Center Committee on Physician Recruitment. Mr. Green is also a member of Leadership Stillwater and Leadership Oklahoma City. Mr. Green continues to be active as an alumnus of Oklahoma State University, serving on various committees and boards, including the Board of Governors of the Oklahoma State University Development Foundation.

DAVID P. LAMBERT                                             DIRECTOR SINCE 1981

         Mr. Lambert, age 62, has been a director of Southwest since its inception. He has been a director of Stillwater National since 1979. Mr. Lambert has served as President and Chief Executive Officer of the Lambert Construction Company, Stillwater, Oklahoma since 1974, and is a Trustee of the Oklahoma Construction Advancement Foundation, and a member and past chairman of the Stillwater Chamber of Commerce and the Direct Associated General Contractors of America.

LINFORD R. PITTS                                             DIRECTOR SINCE 1981

         Mr. Pitts, age 64, has been a director of Southwest since its inception. He has been a director of Stillwater National since 1977. He is President of Stillwater Transfer & Storage Company in Stillwater, Oklahoma, and invests in real estate and in oil and gas properties. Mr. Pitts is a member of the Past President's Council of the Stillwater Chamber of Commerce.

STANLEY R. WHITE                                            DIRECTOR SINCE 1998

         Mr. White, age 55, was appointed President, Managing Director & Senior Trust Officer, Tulsa Region, in September 2001. Prior to this appointment, he had been Chief Lending Officer since December 1995 and was President of the Stillwater division of Stillwater National from 1991 to 1995. Mr. White joined Stillwater National in 1974. He is a past member and past Chairman of the Board of Trustees of the Stillwater Medical Center, past Director of the Stillwater Public Education Foundation, the Judith Karman Hospice, United Way, March of Dimes, and the Stillwater Rotary, and past President of the Stillwater Chamber of Commerce and the Stillwater Industrial Foundation. Mr. White also has served as Director of the Oklahoma State University Alumni Association and the Oklahoma State Chamber of Commerce, past Board Member of the Oklahoma Law Enforcement Retirement Board, and currently serves as Director of the Oklahoma Medical Research Foundation, member and past Director of Leadership Oklahoma, past Vice President of Leadership Oklahoma Alumni, past Chairman and Trustee of the Board of Governors of the Oklahoma State University Foundation, and is a past Director of Oklahoma Academy for State Goals. Mr. White also is past Chairman of the Oklahoma Bankers Association, and past Chairman of the Oklahoma Bankers Association Government Relations Council. He is a member of the American Bankers Association Government Relations Council, Director of the Texas Chapter and Senior Member of the Robert Morris Association, and member of the Oklahoma State University Heritage Society. Mr. White received the Oklahoma State University Alumni Association Distinguished Alumni Award in 2000.

                          BOARD MEETINGS AND COMMITTEES

         Southwest's Board conducts its business through meetings of the Board and of its committees. The Board meets monthly and may have additional special meetings. The Board met twelve times during 2001. Each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served.

         The Audit Committee of the Board reviews Southwests' auditing, accounting, credit, financial and regulatory reporting and internal control functions. This committee also recommends the firm to be retained by Southwest as its independent auditors. The members of the Audit Committee are neither officers nor employees of Southwest or Stillwater National and are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers Listing Standards. The Committee has adopted a written charter, which has been approved by the Board of Directors. The committee met ten times in 2001. Current members are Joe Berry Cannon, David P. Lambert, Betty B. Kerns, and Linford R. Pitts, Chairman.

         The Compensation Committee of the Board reviews Southwest's compensation policies and employee benefit plans and programs, including their establishment, modification, and administration. In addition, this committee recommends compensation for Southwest's executive officers, determines management incentive awards and stock option grants to eligible officers, recommends changes in director compensation. All members of this committee are non-employee directors. The committee met three times in 2001. Current members are James E. Berry II, Erd M. Johnson, Betty B. Kerns, David P. Lambert, Linford
R. Pitts, and Russell W. Teubner, Chairman. Robert B. Rodgers, Chairman of the Board of Directors, is an ex-officio member of the Compensation Committee. In 2001, no Southwest executive officer served as a member of the compensation committee of another entity that had an executive officer who served as a Southwest director, and no Southwest executive officer served as a director of another entity that had an executive officer serving on Southwest's Compensation Committee.

         The Nominating Committee recommends persons for election as directors. Current members are Betty B. Kerns, J. Berry Harrison, David P. Lambert, and Robert B. Rodgers, Chairman. The Board will consider nominees recommended by shareholders, but has not established any procedures for submission of such recommendations.

                              DIRECTOR COMPENSATION

         During 2001, the Chairman of the Board of Directors of Southwest received an annual retainer of $16,000, the Chairmen of the Loan, Audit and Compensation Committees each received an annual retainer of $11,000, and other non-officer Directors of Southwest each received an annual retainer of $8,000. In addition, non-officer Directors received fees of $600 per board meeting attended and a committee meeting fee of $300 per meeting if the meeting was held the same day as the board meeting, or $600 if the committee meeting was held on another day. Directors who also serve as Southwest officers did not receive these fees. In January 2002, each director was granted options for 1,463 shares at an exercise price of $18.73 per share, the market price on the date of grant. The number of the shares granted was based upon Southwest's 2001 financial performance. The options vest ratably over a three-year period and have a term of five years.

             COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

         The shares of Southwest's common stock that were beneficially owned on the Record Date by persons who were directors and officers on that date, are shown below.

                                        AMOUNT AND
                                         NATURE OF                 PERCENTAGE
                                        BENEFICIAL                  OF SHARES
NAME                                   OWNERSHIP (1)             OUTSTANDING (2)
----                                   -------------             ---------------

James E. Berry II                         35,138  (3)                    *
Thomas D. Berry                           25,410  (4)                    *
Joe Berry Cannon                          49,424  (5)                    *
Rick Green                                69,790  (6)                  1.21%
J. Berry Harrison                         53,576  (7)                    *
Erd M. Johnson                            93,799  (8)                  1.65%
Betty B. Kerns                             3,788  (9)                    *
David P. Lambert                          23 638  (10)                   *
Linford R. Pitts                          12,156  (11)                   *
Robert B. Rodgers                         32,424  (12)                   *
Russell W. Tuebner                         9,488  (13)                   *
Stanley R. White                          51 781  (14)                   *
Kerby E. Crowell                          50,463  (15)                   *
Joseph P. Root                            21,391  (16)                   *
Kimberly G. Sinclair                      23,842  (17)                   *
All Directors and Executive
  Officers as a Group
  ( 23   persons)                        599,697  (18)                10.12%
-----------------
 *       Less than one percent of shares outstanding.
(1) Beneficial ownership is defined by rules of the Securities and Exchange Commission, and includes shares that the person has or shares voting or investment power over and shares that the person has a right to acquire within 60 days from March 8, 2002. Unless otherwise indicated, ownership is direct and the named individual exercises sole voting and investment power over the shares listed as beneficially owned by such person. A decision to disclaim beneficial ownership is made by the individual, not Southwest.
(2) In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of March 8, 2002.
(3) Excludes 18,600 shares held by his spouse and children and 115,485 shares of which he has voting power under terms of a trust, and includes 488 shares that Mr. Berry has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(4) Includes 488 shares that Mr. Berry has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(5) Excludes 27,405 shares beneficially owned by his spouse, as trustee, and 1,492 shares held by his spouse. Includes 488 shares that Mr. Cannon has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(6) Includes 420 shares held jointly with his spouse and 3,190 shares held by his spouse. Includes 66,180 shares that Mr. Green has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(7) Includes 488 shares that Mr. Harrison has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(8) Excludes 17 shares held by his spouse. Includes 4,370 shares held by Johnson Oil Partnership of which Mr. Johnson is a general partner. Includes 488 shares that Mr. Johnson has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(9) Excludes 4,132 shares beneficially owned by her spouse. Includes 488 shares that Ms. Kerns has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(10) Includes 10,500 shares held by his spouse. Includes 488 shares that Mr. Lambert has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(11) Includes 488 shares that Mr. Pitts has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(12) Excludes any shares owned by his father, James W. Rodgers, Jr., and his mother, Sarah Jane Berry Rodgers. Includes 1,233 shares held by his children and as custodian under an individual retirement account and 488 shares that Mr. Rodgers has the right to acquire with 60 days of March 8, 2002, pursuant to the exercise of stock options.
                       (notes continued on following page)

(13) Includes 1,988 shares that Mr. Teubner has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(14) Includes 44,316 shares that Mr. White has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(15) Includes 44,066 shares that Mr. Crowell has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(16) Includes 20,807 shares that Mr. Root has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(17) Includes 18,192 shares that Ms. Sinclair has the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.
(18) Includes shares held by certain directors and executive officers as custodians under Uniform Transfers to Minors Acts, by their spouses and children, and for the benefit of certain directors and executive officers as custodians under individual retirement accounts ("IRAs") and living trusts. Includes 243,270 shares that executive officers and directors have the right to acquire within 60 days of March 8, 2002, pursuant to the exercise of stock options.

               OWNERS OF MORE THAN 5% OF SOUTHWEST'S COMMON STOCK

         Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by persons who have filed these reports reporting beneficial ownership that exceeds 5% of Southwest's outstanding common stock at March 8, 2002.

                                         AMOUNT AND NATURE        PERCENTAGE
                                           OF BENEFICIAL           OF SHARES
NAME                                       OWNERSHIP (1)         OUTSTANDING (2)
----                                       -------------         ---------------

Joyce P. Berry                              331,351  (3)              5.83

Wellington Management Company, LLP          312,900  (4)              5.50

Pilgrim Bank and Thrift Fund, Inc.          300,000  (5)              5.28

--------------------
(1) Beneficial ownership is defined by rules of the Securities and Exchange Commission, and includes shares that the person has or shares voting or investment power over. Unless otherwise indicated, ownership is direct and the named individual exercises sole voting and investment power over the shares listed as beneficially owned by such person. A decision to disclaim beneficial ownership or to include shares held by others is made by the shareholder, not by Southwest.
(2) Calculated by Southwest based upon shares reported as beneficially owned by the listed persons and shares of Southwest common stock outstanding at March 8, 2002.
(3) The address of Joyce P. Berry is 2005 West Third Street, Stillwater, Oklahoma 74074. Does not include shares held by her children as to which she disclaims beneficial ownership.
(4) The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(5) The address of Pilgrim Bank and Thrift Fund, Inc. is Pilgrim Holdings Corporation, 40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004.

                    EXECUTIVE COMPENSATION AND OTHER BENEFITS

         The following table summarizes compensation earned by or awarded to Southwest's Chief Executive Officer and Southwest's four most highly compensated other executive officers (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM COMPENSATION
                                                              --------------------------

                                                            AWARDS             PAYOUTS
                             ANNUAL COMPENSATION (1)      SECURITIES
NAME AND                    ------------------------      UNDERLYING           LTIP            ALL OTHER
PRINCIPAL POSITION          YEAR    SALARY     BONUS    OPTIONS/SARS (2)       PAYOUTS      COMPENSATION (3)
------------------          ----    ------     -----    ----------------       -------      ----------------

Rick Green                  2001   $290,000   $76,560            --                 --          $21,994
  President and             2000    250,000    76,250        30,000                 --           33,050
  Chief Executive Officer   1999    175,000    25,000        30,000                 --           26,192

Stanley R. White            2001    182,500    40,459            --                 --           19,760
  President, Managing       2000    150,000    12,500        10,500                 --           33,050
  Director
  and Senior Trust Officer  1999    141,043    10,000        15,000                 --           25,511
  Tulsa Region

Kerby E. Crowell            2001    139,750    28,090            --                 --           18,924
  Executive Vice President, 2000    130,000    10,000         7,500                 --           17,718
  Chief Financial Officer,  1999    122,350     5,000        15,000                 --           11,187
  and Secretary

Joseph P. Root              2001    139,167    19,831            --                 --           16,426
  President, Central        2000    127,500    10,000        12,000                 --           16,904
  Oklahoma Division         1999    116,800    10,000        22,500                 --           11,118

Kimberly G. Sinclair        2001    135,000    38,789            --                 --           17,465
  Chief Administrative      2000    123,125    10,000        10,000                 --           16,862
   Officer                  1999    110,000     7,500        15,000                 --           10,753

(1) The value of other annual compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for any Named Executive Officer.

(2) In each case, represents stock options granted under Southwest's Stock Option Plan. Shares adjusted for 3:2 stock split effected August 29, 2001.

(3) Amounts for 2001 included Profit Sharing Plan contributions of $18,724 for Mr. Green and Mr. White, $16,031 for Mr. Crowell, $15,533 for Mr. Root, and $16,598 for Ms. Sinclair.

                             YEAR-END OPTION VALUES

         The number and potential realizable value at the end of the year of options held by each of the Named Executive Officers are shown below.


                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                         OPTIONS AT YEAR-END               AT YEAR-END (1)
                   SHARES ACQUIRED    VALUE         ----------------------------      ---------------------------
NAME                 ON EXERCISE     REALIZED       EXERCISABLE    UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
----                 -----------     --------       -----------    -------------      -----------   -------------

Rick Green               --             --             59,700         60,301            420,828       338,479
Stanley R. White         --             --             41,000         29,500            346,895       199,075
Kerby E. Crowell         --             --             41,900         25,600            286,991        98,359
Joseph P. Root          1,500          13,965          16,400         24,100             85,789        87,207
Kimberly G. Sinclair   24,900         225,594          16,100         29,500            116,321       199,075

------------------
(1) Calculated based on the product of: (a) the number of shares subject to options and (b) the difference between the fair market value of the underlying common stock at December 31, 2001, based on the closing sale price of the common stock on December 31, 2001, as reported on the Nasdaq National Market of $17.61 per share, and the exercise price of the options of $8.50 to $17.83 per share.

No stock appreciation rights ("SARs") were exercised by the Named Executive Officers during 2001. No SARs were held by any Named Executive Officer at year-end. No options or SARs held by any Named Executive Officer repriced during Southwest's last ten full years.

                             SEVERANCE ARRANGEMENTS

         Stillwater National has adopted a Severance Compensation Plan pursuant to which Messrs. Green, White, and Crowell are entitled to lump-sum severance compensation upon a qualifying termination of service equal to a percentage of their respective total annual base compensation in effect at the date of termination. For purposes of the Severance Compensation Plan, a qualifying termination of service is defined as either an involuntary termination of service or a voluntary termination of service for good reason, in either case within two years following a change-in-control occurring after the effective date of the Severance Compensation Plan. Good reason would include: (i) a reduction in their base salary; (ii) their assignment without their consent to a location other than in Oklahoma; (iii) the failure to maintain them in a position of comparable authority or responsibility; or (iv) a material reduction in their level of incentive compensation or benefits. A change-in-control is deemed to occur whenever: (i) any entity or person becomes the beneficial owner of or obtains voting control over 50% or more of the outstanding shares of common stock of either Southwest or Stillwater National; (ii) the shareholders of either Southwest or Stillwater National approve (a) a merger or consolidation in which Southwest or Stillwater National is not the survivor or pursuant to which the outstanding shares of either would be converted into cash, securities or other property of another corporation other than a transaction in which shareholders maintain the same proportionate ownership interests, or (b) a sale or other disposition of all or substantially all of the assets of either Southwest or Stillwater National; or (iii) there shall have been a change in a majority of the Boards of Directors of either Southwest or Stillwater National within a twelve-month period unless each new director was approved by the vote of two-thirds of the directors still in office who were in office at the beginning of the twelve-month period. Messrs. Green, White, Crowell and Root, and Ms. Sinclair would have received lump-sum severance payments of $290,000, $182,500, $139,750, $139,167, and $135,000, respectively, upon a qualifying termination of service if such termination had occurred on December 31, 2001.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         As members of the Compensation Committee, it is our duty to review compensation policies applicable to senior officers; to consider the relationship of corporate performance to that compensation; to recommend salary and bonus levels for senior officers for consideration by the Boards of Directors of Southwest and Stillwater National; and to administer various incentive plans.

         Southwest seeks to establish market-competitive compensation for its senior officers that rewards achievement of Southwest goals. Under the compensation policies of Southwest, which are endorsed by the Compensation Committee, compensation is paid based both on the senior officer's knowledge, skills and performance and the performance of the company. The base compensation of the officers is based upon the Committee's assessment of comparable base salaries and the officer's proficiency and performance. Regular annual bonuses and grants under the Company's Stock Option Plan are based upon Southwest's and the officer's performance. Eighty percent of the annual bonus and option grants for the Chief Executive Officer is based upon Southwest's performance, and twenty percent is based upon personal performance. In assessing the performance of Southwest for purposes of compensation decisions, the Compensation Committee considers actual versus targeted (i) increases in annual earnings per share,
(ii) annual returns on average shareholders' equity, and (iii) annual returns on average assets. Awards of regular bonuses are based upon the performance in the most recent year. Stock option awards are based upon cumulative performance over a three-year period. Additional performance bonuses and option grants also may be made within the discretion of the Compensation Committee and the Board of Directors. The Compensation Committee also may consider other factors, may change the basis of assessing Southwest's performance. Southwest's policy is not a plan or contract that conveys rights to base compensation, bonuses, or grants of options, all of which are discretionary.

         The Committee conducted a review of the Chief Executive Officer's base compensation in December 2000. As a result of this review, Mr. Green's salary was increased by $40,000 to $290,000 effective January 1, 2001. A regular bonus of $76,560 was awarded to Mr. Green in January 2002 based upon 2001 performance. No stock options were granted to the Named Executive Officers in 2001. However, in January 2002, options for the following number of shares were granted to them at an exercise price of $18.73 based upon 2001 performance: Mr. Green-19,438, Mr. White-9,947, Mr. Crowell-6,497, Mr. Root-6,470, Ms. Sinclair-6,276. These options vest ratably over three years and have five-year terms.

         No member of the Compensation Committee is a former or current officer or employee of Southwest or Stillwater National.

March 11, 2002
                                                Russell W. Teubner, Chairman
                                                James E. Berry II
                                                Erd M. Johnson
                                                Betty B. Kerns
                                                David P. Lambert
                                                Linford R. Pitts

                          STOCK PERFORMANCE COMPARISONS

         The following table compares the cumulative total return on a hypothetical investment of $100 in Southwest's common stock at the closing price on December 31, 1996 through December 31, 2001, with the hypothetical cumulative total return on the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Bank Index for the comparable period.



                               [GRAPHIC OMITTED]


                           ------------ ----------- ----------- ------------ ----------- ------------
                           12/31/96     12/31/97    12/31/98    12/31/99     12/31/00    12/31/01
                           ------------ ----------- ----------- ------------ ----------- ------------
Southwest                     $100          $141       $133        $102          $86        $141
                           ------------ ----------- ----------- ------------ ----------- ------------
NASDAQ Stock Market
Index (U.S.)                   100           122        173         321          193         153
                           ------------ ----------- ----------- ------------ ----------- ------------
NASDAQ Bank Index              100           167        166         160          182         197
                           ------------ ----------- ----------- ------------ ----------- ------------


                              CERTAIN TRANSACTIONS

         Stillwater National has and expects to have in the future, banking transactions with certain officers and directors of Southwest and Stillwater National and greater than 5% shareholders of Southwest and their immediate families and associates. These transactions are in the ordinary course of business, and loans have been and will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of Southwest's management, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely on Southwest's review of the copies of initial statements of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 that it has received in the past year, annual statements of changes in beneficial ownership on Form 5 with respect to the last fiscal year, and written representations that no such annual statement of change in beneficial ownership was required, all directors, executive officers, and beneficial owners of more than 10% of its common stock have timely filed those reports with respect to 2001, except that Robert B. Rodgers and Joseph P. Root inadvertently filed reports after their due dates. Southwest makes no representation regarding persons who have not identified themselves as being subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, or as to the appropriateness of disclaimers of beneficial ownership.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         A representative of Ernst & Young LLP, Southwest's independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders' questions and will have the opportunity to make a statement.

         Audit Fees. Ernst & Young LLP billed a total of $192,373 for the audit of Southwest's financial statements included in the annual report on Form 10-K for the year-ended December 31, 2001, and the review of quarterly reports on Forms 10-Q filed during that year.

         Other Fees. Ernst & Young LLP billed a total of $292,677 for other services for the year ended December 31, 2001, including $19,537 for audit of Southwest's profit sharing plan.

         Change in Auditors. On August 28, 2000, Southwest dismissed Deloitte & Touche LLP, which had previously served as independent accountants for Southwest. The reports of Deloitte & Touche LLP on the consolidated financial statements of Southwest as of and for the fiscal years ended December 31, 1999 and December 31, 1998 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The change in independent accountants was recommended by Southwest's Audit Committee and approved by Southwest's Board of Directors. In connection with its audit for the fiscal years ended December 31, 1999 and 1998, and in the interim period from January 1, 2000 through August 28, 2000, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to such disagreements in its report on the consolidated financial statements for such years.

         On August 31, 2000, Southwest engaged Ernst & Young LLP as its new independent accountants. The engagement of Ernst & Young LLP was recommended by Southwest's Audit Committee and approved by Southwest's Board of Directors.

                          REPORT OF THE AUDIT COMMITTEE

         The Southwest Audit Committee reviews and reports to the board of directors regarding the performance of the internal audit function and independent auditors, the integrity of the financial statements, management's efforts to maintain a system of internal controls, and compliance with legal and regulatory requirements. The Committee (1) has reviewed and discussed the audited financial statements included in Southwest's 2001 Annual Report and Form 10-K with management; (2) has discussed with independent auditors the matters required to be discussed by Statement of Auditing Standards 61; and (3) has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed independence with the independent auditor. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the Committee recommended to the Board of Directors that the audited financial statements be included in the 2001 Annual Report and Form 10-K. The Committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.

February 28, 2002                                  Linford R. Pitts, Chairman
                                                   Joe Berry Cannon
                                                   David P. Lambert
                                                   Betty B. Kerns



                                  OTHER MATTERS

         The Board is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted as determined by a majority of the Board of Directors.

                              SHAREHOLDER PROPOSALS

         Any shareholder proposal to take action at the year 2003 Annual Meeting of Shareholders must be received at Southwest's executive office at 608 South Main Street, Stillwater, Oklahoma 74074 no later than November 14, 2002, in order to be eligible for inclusion in Southwest's proxy materials for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Under Southwest's Certificate of Incorporation, a shareholder proposal or nomination for director may be eligible for consideration at an annual or special meeting if written notice is delivered or mailed to the Secretary not less than thirty days nor more than sixty days before the meeting, provided that, if less than forty days notice of the meeting has been given, such written notice may be delivered or mailed by the close of the tenth day after the date notice of the meeting was mailed. Such notices also must include information required by and comply with procedures established by the Certificate of Incorporation.

                       2001 ANNUAL REPORT TO SHAREHOLDERS

         Southwest's 2001 Annual Report to Shareholders, including consolidated financial statements, has been mailed to all shareholders of record as of the close of business on the Record Date. Any shareholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary. Such Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Kerby E. Crowell

                                            KERBY E. CROWELL
                                            SECRETARY
Stillwater, Oklahoma
March 15, 2002



                           ANNUAL REPORT ON FORM 10-K

         A COPY OF SOUTHWEST'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO: KERBY E. CROWELL, SOUTHWEST BANCORP, INC., P.O. BOX 1988, STILLWATER, OKLAHOMA 74076.

                                 REVOCABLE PROXY

                            SOUTHWEST BANCORP, INC.
                             --------------------
                        ANNUAL MEETING OF SHAREHOLDERS
                                April 25, 2002
                             --------------------

   The undersigned hereby appoints Joe Berry Cannon, Linford R. Pitts, and Robert L. Hert, with full powers of substitution to act, as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma on Thursday, April 25, 2002 at 11:00 a.m., Central Time, and at any and all adjournments thereof, as indicated below and in accordance with the determination of a majority of the Board of Directors with respect to other matters which come before the Annual Meeting.

                                                   FOR       WITHHOLD
                                                   ---       --------
  1.  The election as directors of all nominees
      listed below (except as marked to the
      contrary below):                             ----        ----

       J. Berry Harrison
       Erd M. Johnson
       Betty Kerns
       Russell M. Teubner

INSTRUCTION: To withhold your vote for any individual nominee, insert that nominee's name on the line provided below.

                              ---------------------

   Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees.

  The Board of Directors recommends a vote "FOR" each of the listed nominees.

       ------------------------------------------------------------------

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to the shares of Common Stock held of record by the undersigned.

   The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting, the Company's Proxy Statement for the Annual Meeting and the 2001 Annual Report to Shareholders.

Dated:                     , 2002
      ---------------------


------------------------------           --------------------------------
 PRINT NAME OF SHAREHOLDER                 PRINT NAME OF SHAREHOLDER


------------------------------           --------------------------------
 SIGNATURE OF SHAREHOLDER                  SIGNATURE OF SHAREHOLDER


Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

[ ]  Please check here if you plan to attend the Annual Meeting.


------------------------------------------------------------------------
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
------------------------------------------------------------------------